Exhibit 10.43

Summary of Terms of Oral Agreement

The following summarizes the material terms of an Oral Agreement between SusGlobal Energy Corp. and Laurence Zeifman.

On April 3, 2018, Laurence Zeifman, a director of SusGlobal Energy Corp. made a loan in the amount of $19,928 ($25,000 CAD). The loan bears interest of 12% per annum, is due on demand and is unsecured. There is no written agreement evidencing this loan.